Exhibit 99.(i)

1900 K Street Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 28, 2025

Guardian Variable Products Trust

10 Hudson Yards

New York, New York 10001

Re:	Guardian Variable Products Trust

File Nos. 333-210205 and 811-23148

Dear Ladies and Gentlemen:

We have acted as counsel for Guardian Variable Products Trust (the “Trust” or the “Registrant”), a Delaware statutory trust, in connection with the filing of Post-Effective Amendment No. 26 to the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 30 under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Registrant of its authorized shares, currently divided into several series listed in Appendix A.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinion set forth herein, we have examined the following Trust documents: the Trust’s Declaration of Trust; the Trust’s By-Laws; and such other Trust records, certificates, resolutions and documents that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a recent certificate issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification: (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Guardian Variable Products Trust April 28, 2025 Page 2

Based upon the foregoing, we are of the opinion that the shares of the Trust have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Declaration of Trust, fully paid and non-assessable beneficial interests in the Trust. In this regard, we note that, pursuant to Section 4.1 of Article IV of the Trust’s Declaration of Trust, the Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series or Class, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing, or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of April 24, 2025, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

Guardian Variable Products Trust April 28, 2025 Page 3

Appendix A

Series
Guardian All Cap Core VIP Fund
Guardian Balanced Allocation VIP Fund
Guardian Core Fixed Income VIP Fund
Guardian Core Plus Fixed Income VIP Fund
Guardian Diversified Research VIP Fund
Guardian Equity Income VIP Fund
Guardian Global Utilities VIP Fund
Guardian Growth & Income VIP Fund
Guardian Integrated Research VIP Fund
Guardian International Equity VIP Fund
Guardian International Growth VIP Fund
Guardian Large Cap Disciplined Growth VIP Fund
Guardian Large Cap Disciplined Value VIP Fund
Guardian Large Cap Fundamental Growth VIP Fund
Guardian Mid Cap Relative Value VIP Fund
Guardian Mid Cap Traditional Growth VIP Fund
Guardian Multi-Sector Bond VIP Fund
Guardian Select Mid Cap Core VIP Fund
Guardian Short Duration Bond VIP Fund
Guardian Small-Mid Cap Core VIP Fund

Guardian Small Cap Value Diversified VIP Fund (formerly, Guardian Small Cap Core VIP Fund)

Guardian Strategic Large Cap Core VIP Fund
Guardian Total Return Bond VIP Fund

Guardian U.S. Government/Credit VIP Fund (formerly, Guardian U.S. Government Securities VIP Fund)